UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2017

Skyline Medical Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36790	33-1007393
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900 Eagan, Minnesota		55121
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (651) 389-4800

Former Name or Former Address, if Changed Since Last Report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company held its annual meeting of stockholders on Thursday, December 28, 2017 (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated 2012 Stock Incentive Plan (the “2012 Plan”) to increase the reserve of shares of Common Stock authorized for issuance thereunder to 5,000,000, increase certain thresholds for limitations on grants and re-approve the performance goals thereunder. For information regarding the 2012 Plan, as amended, and the terms of certain grants recently made under the 2012 Plan, please refer to the Company’s definitive proxy statement for the Annual Meeting as filed with the SEC on December 4, 2017 (the “Proxy Statement”). As described in the Proxy Statement under Proposal 3, amendments to the 2012 Plan were considered at the 2016 annual meeting but were not approved by the required vote. For options to purchase approximately 2.5 million shares granted after the 2016 annual meeting, the grantees agreed not to exercise the options prior to further stockholder approval of an increase in the reserve under the 2012 Plan. As a result of the stockholder approval of the amendments at the 2017 annual meeting, this restriction on exercise of these options has been removed.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 2, 2018, the Certificate of Incorporation of Skyline Medical Inc. (the “Company”) was amended to increase the number of authorized shares of common stock from 24,000,000 to 50,000,000 shares of common stock, $0.01 par value. The Certificate of Amendment is filed as Exhibit 3.1.

Item 5.07   Submission of Matters to a Vote of Security Holders.

At the Annual Meeting, the Company’s stockholders took the following actions:

(i) The stockholders elected six directors to serve as members of the Company’s Board of Directors until the next annual meeting of stockholders. The stockholders present in person or by proxy cast the following numbers of votes in connection with the election of directors, resulting in the election of all nominees:

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Thomas J. McGoldrick	859,279	186,917	3,274,865
Andrew P. Reding	868,447	177,749	3,274,865
Carl Schwartz	838,508	207,688	3,274,865
Thomas J. McGoldrick	868,355	177,841	3,274,865
Andrew P. Reding	858,812	187,384	3,274,865
Carl Schwartz	864,748	181,448	3,274,865

(ii) The stockholders approved an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 24,000,000 to 50,000,000. There were 3,217,062 votes cast for the proposal; 1,099,452 votes were cast against the proposal and 4,547 votes abstained. There were no broker non-votes.

(iii) The stockholders approved an amendment to the Company’s 2012 Plan to (i) increase the reserve of shares of Common Stock authorized for issuance thereunder to 5,000,000, (ii) to increase certain threshold limits for grants, and (iii) to re-approve the performance goals thereunder. There were 641,860 votes cast for the proposal; 393,957 votes were cast against the proposal and 10,379 votes abstained. There were 3,274,865 broker non-votes.

(iv) The stockholders ratified the appointment of Olson Thielen & Co., Ltd. as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016. There were 3,825,004 votes cast for the proposal; 401,342 votes were cast against the proposal and 94,715 votes abstained. There were no broker non-votes.

(v) The stockholders approved a proposal to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there were not sufficient votes at the time of the Annual Meeting to approve the proposal to increase the authorized shares of common stock (Proposal 1) and the proposal to amend the Company’s Amended and Restated 2012 Stock Incentive Plan. There were 2,841,760 votes cast for the proposal; 1,165,846 votes were cast against the proposal and 31,973 votes abstained. There were no broker non-votes.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment filed January 2, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2018

SKYLINE MEDICAL, INC.

By:	/s/ Bob Myers
Bob Myers
Chief Financial Officer